Exhibit 10.1

SUPERVISORY AGREEMENT

          This Supervisory Agreement (Agreement) is made this 28th day of September, by and through the Board of Directors (Board) of Brooklyn Federal Savings Bank, Brooklyn, New York, OTS Docket No. 03198 (Association) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Northeast Region (Regional Director);

          WHEREAS, the OTS, pursuant to 12 U.S.C. § 1818, has the statutory authority to enter into and enforce supervisory agreements to ensure the establishment and maintenance of appropriate safeguards in the operation of the entities it regulates; and

          WHEREAS, the Association is subject to examination, regulation and supervision by the OTS; and

          WHEREAS, based on its examination of the Association, the OTS finds that the Association has engaged in unsafe or unsound practices; and

          WHEREAS, in furtherance of their common goal to ensure that the Association addresses the unsafe or unsound practices identified by the OTS in the October 13, 2009 Report of Examination (2009 ROE), the Association and the OTS have mutually agreed to enter into this Agreement; and

          WHEREAS, on September 21, 2010, the Association’s Board, at a duly constituted meeting, adopted a resolution (Board Resolution) that authorizes the Association to enter into this Agreement and directs compliance by the Association and its directors, officers, employees, and other institution-affiliated parties with each and every provision of tills Agreement.

          NOW THEREFORE, in consideration of the above premises, it is agreed as follows:

Brooklyn Federal Savings Bank
Supervisory Agreement

Business Plan.

1.       Within seventy (70) days, the Association shall submit an updated comprehensive business plan for the period of October 1, 2010 to September 30, 2013 (Business Plan) that addresses all corrective actions in the 2009 ROE relating to the Association’s Business Plan. At a minimum, the Business Plan shall conform to applicable laws, regulations and regulatory guidance and include:

(a)          plans to improve the Association’s core earnings, reduce expenses, maintain appropriate levels of liquidity, and achieve profitability on a consistent basis throughout the term of the Business Plan;

(b)          strategies for ensuring that the Association has the financial and personnel resources necessary to implement and adhere to the Business Plan, adequately support the Association’s risk profile, maintain compliance with applicable regulatory capital requirements, and comply with this Agreement;

(c)          quarterly pro forma financial projections (balance sheet, regulatory capital ratios, and income statement) for each quarter covered by the Business Plan that are presented in a format consistent with the Thrift Financial Report (TFR); and

(d) identification of all relevant assumptions made in formulating the Business Plan and a requirement that documentation supporting such assumptions be retained by the Association.

2.       Upon receipt of written notification from the Regional Director that the Business Plan is acceptable, the Association shall implement and adhere to the Business Plan. A copy of the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within fifteen (15) days after the Board meeting.

Brooklyn Federal Savings Bank
Supervisory Agreement

3.       Any material modificationsl to the Business Plan must receive the prior written non-objection of the Regional Director. The Association shall submit proposed material modifications to the Regional Director at least forty-five (45) days prior to implementation.

4.       Within sixty (60) days after the end of each quarter, after implementation of the Business Plan, the Board shall review quarterly variance reports on the Association’s compliance with the Business Plan (Business Plan Variance Reports). The Business Plan Variance Reports shall:

(a) identify variances in the Association’s actual performance during the preceding quarter as compared to the projections set forth in the Business Plan;

(b) contain an analysis and explanation of identified variances; and

(c) discuss the specific measures taken or to be taken to address identified variances.

5.      A copy of the Business Plan Variance Reports and Board meeting minutes shall be provided to the Regional Director within fifteen (15) days after the Board meeting.

Concentrations of Credit.

6.      Within sixty (60), the Association shall develop a written program for identifying, monitoring, and controlling risks associated with concentrations of credit (Credit Concentration Program) that addresses all corrective actions set forth in the 2009 ROE relating to concentrations of credit. The Credit Concentration Program shall comply with all applicable laws, regulations and regulatory guidance and shall:

1A modification shall be considered material under this Section of the Order if the Association plans to: (a) engage in any activity that is inconsistent with the Business Plan; or (b) exceed the level of any activity contemplated in the Business Plan or fail to meet target amounts established in the Business Plan by more than ten percent (10%), unless the activity involves assets risk-weighted fifty percent (50%) or less, in which case a variance of more than twenty-five percent (25%) shall be deemed to be a material modification.

Brooklyn Federal Savings Bank
Supervisory Agreement

(a)          establish comprehensive concentration limits expressed as a percentage of Tier 1 (Core) Capital plus allowance for loan and lease losses (ALLL), and document the appropriateness of such limits based on the Association’s risk profile;

(b)          establish stratification categories of the Association’s concentrations of credit, such as land loans, construction loans, income property loans, nonresidential real estate loans, commercial loans and establish enhanced risk analysis, monitoring, and management for each stratification category;

(c)          contain specific review procedures and reporting requirements, including written reports to the Board, designed to identify, monitor, and control the risks associated with concentrations of credit and periodic market analysis for the various property types and geographic markets represented in its portfolio; and

(d) contain a written action plan, including specific time frames, for bringing the Association into compliance with its concentration of credit limits.

7.       Within seventy-five (75) days, the Association shall submit its Credit Concentration Program to the Regional Director for review and comment. Upon receipt of written notification from the Regional Director that the Credit Concentration Program is acceptable, the Association shall implement and adhere to the Credit Concentration Program. The Board’s review of the Credit Concentration Program shall be documented in the Board meeting minutes.

8.       Within sixty (60) days after the end of each quarter, beginning with the quarter ending December 31, 2010, the Board shall review the appropriateness of the Association’s concentration limits given current conditions and the Association’s compliance with its Credit Concentration Program including the written action plan to revise the current level of concentrations. The Board’s review of the Association’s Credit Concentration Program shall be documented in the Board meeting minutes.

Brooklyn Federal Savings Bank
Supervisory Agreement

Credit Administration.

9.       Within thirty (30) days, the Association shall revise its credit administration policies, procedures, practices, and controls (Credit Administration Policy) to address all corrective actions in the 2009 ROE relating to credit administration. The Credit Administration Policy shall comply with all applicable laws, regulations and regulatory guidance and:

(a) include restrictions on loan renewals granted without principal reductions (other than those secured by owner-occupied single-family dwellings and consumer loans);

(b) include restrictions on additional advances to borrowers who have an existing loan with the Association that is adversely classified;

(c)          include polices, procedures, and systems to obtain and analyze, on an annual basis, updated borrower financial information on all loans and/or loan relationships (other than those secured by owner-occupied single-family dwellings and consumer loans) with an outstanding or committed balance greater than $500,000;

(d) include guidelines requiring that collateral properties be re-appraised prior to loans being modified, extended, or refinanced;

(e)          include guidelines requiring that current financial statements from the borrower be provided to the Association prior to loans being modified, extended or refinanced and that such financial statements be reviewed to determine whether the borrower has the ability to repay at the modified loan terms;

(f) include an effective system for the retention, review, renewal, and updating by the Association of all required records, filings, and other credit related documents;

Brooklyn Federal Savings Bank
Supervisory Agreement

(g) include funding controls over costs on construction projects to prevent disbursements of loan funds in excess of completed construction costs;

(h) include restrictions on the capitalization of interest, loan fees, late fees, loan costs, and collection costs of problem loans;

(i) include polices, procedures, and systems for escrowing and monitoring of real estate taxes for commercial real estate loans;

(j) include polices and procedures for obtaining feasibility studies prior to approving loans for large land acquisition and construction projects;

(k) include policies and procedures for the implementation of a formal comprehensive appraisal review function; and

(1) establish monthly monitoring and reporting to the Board of all outstanding loan commitments, including the origin and expiration date of each commitment.

10.     Within forty-five (45) days, the Association shall submit its Credit Administration Policy to the Regional Director for review and comment. Upon receipt of written notification from the Regional Director that the Credit Administration Policy is acceptable, the Association shall implement and adhere to the Credit Administration Policy. The Board’s review of the Credit Administration Policy shall be documented in the Board meeting minutes. A copy of the Credit Administration Policy shall be provided to the Regional Director within thirty (30) days of adoption by the Board.

Department Resource Enhancement.

11.     Within thirty (30) days, the Association shall retain an independent consultant with expertise in loan underwriting and credit administration (Independent Consultant) to conduct a review and provide an evaluation of whether the staffing resources devoted by the Association are adequate to support the loan underwriting and credit administration functions at the Association.

Brooklyn Federal Savings Bank
Supervisory Agreement

12.     Within sixty (60) days, the Independent Consultant shall prepare and submit a report to the Board of Directors. The report shall be documented in the Board minutes and shall describe both the evaluation process and the conclusions and recommendations of the Independent Consultant. At a minimum, the report shall: (a) evaluate whether the officers and employees associated with the loan underwriting and credit administration functions have the necessary training and expertise and resources to adequately support these functions at the Association; (b) determine whether the staffing resources applied to the loan underwriting and credit administration programs are adequate given the size, complexity, growth and composition of the non-homogeneous loan portfolio at the Association; and (c) assess whether the staffing resources are sufficient to ensure ongoing compliance with this Agreement.

13.     Within seventy-five (75) days, the Board shall develop and implement a plan for enhancement of staffing resources based on the conclusions and recommendations of the Independent Consultant (Plan). A copy of the Plan and the Board Resolution approving the Plan shall be provided to the Regional Director within fifteen (15) days of adoption by the Board.

Internal Asset Review and Classification.

14.     Within thirty (30) days, the Association shall develop a written internal asset review and classification program (IAR Program) that addresses all corrective actions set forth in the 2009 ROE relating to internal asset review and classification and that complies with all applicable laws, regulations and regulatory guidance. At a minimum, the IAR Program shall:

(a)          ensure the accurate and timely identification, classification, and reporting of the Association’s assets, including the designation of loans as special mention or placement of loans on a watch list where a borrower’s credit standing has deteriorated;

Brooklyn Federal Savings Bank
Supervisory Agreement

(b) detail the Association’s loan grading system and specify parameters for the identification of problem loans for each type of loan offered by the Association;

(c) require internal asset reviews and updates for all non-homogeneous loans to be conducted not less than every three (3) months; and

(d) require quarterly reports be submitted to the Board detailing the Association’s adversely classified, special mention and delinquency ratios.

15.     Within forty-five (45) days, the Association shall submit its IAR Program to the Regional Director for review and comment. Upon receipt of written notification from the Regional Director that the IAR Program is acceptable, the Association shall implement and adhere to the IAR Program. The Board’s review of the IAR Program shall be documented in the Board meeting minutes.

Allowance for Loan and Lease Losses.

16.     Within thirty (30) days, the Association shall revise its policies, procedures, and methodology relating to the timely establishment and maintenance of an adequate allowance for loan and lease losses (ALLL) level (ALLL Policy) to address all corrective actions set forth in the 2009 ROE relating to ALLL. The ALLL Policy shall comply with applicable laws, regulations, and regulatory guidance and shall include the appropriate use of FASB 114 impairment analysis.

17.     The Association shall submit a copy of the Board meeting minutes reflecting the Board’s discussion and adoption of the ALLL Policy to the Regional Director within thirty (30) days after the Board meeting.

Brooklyn Federal Savings Bank
Supervisory Agreement

18.     Within thirty (30) days after the end of each quarter, beginning with the quarter ending December 31, 2010, the Association shall analyze the adequacy of the ALLL consistent with its ALLL Policy (Quarterly ALLL Report). The Board’s review of the Quarterly ALLL Report, including, but not limited to, all qualitative factors considered in determining the adequacy of the Association’s ALLL, shall be fully documented in the Board meeting minutes. Any deficiency in the ALLL shall be remedied by the Association in the quarter in which it is discovered and before the Association files its Thrift Financial Report (TFR) with the OTS. A copy of the Quarterly ALLL Report and the Board meeting minutes detailing the Board’s review shall be provided to the Regional Director within fifteen (15) days after the Board meeting.

Problem Assets.

19.     Within seventy (70) days, the Association shall develop a detailed, written plan with specific strategies, targets and timeframes to reduce3 the Association’s level of problem assets4 (Problem Asset Reduction Plan). The Problem Asset Reduction Plan, at a minimum, shall include:

(a) quarterly targets for the level of problem assets as a percentage of Tier 1 (Core) capital plus ALLL;

(b) a description of the methods for reducing the Association’s level of problem assets to the established targets; and

(c) all relevant assumptions and projections based on a best-case scenario, a worst-case scenario, and a most probable case scenario, and documentation supporting such assumptions and projections.

3 For purposes of this Paragraph, “reduce” means to collect, sell, charge off, or improve the quality of an asset sufficient to warrant its removal from adverse criticism.
4 The term “problem assets” shall include all classified assets, assets designated special mention, and all nonperforming assets.

Brooklyn Federal Savings Bank
Supervisory Agreement

22.     Within sixty (60) days after the end of each quarter, a copy of the Quarterly Asset Report shall be provided to the Regional Director.

Loan Workout Plan.

23.     Within thirty (30) days, the Association shall engage a qualified, independent, third party (Consultant), acceptable to the Regional Director, to conduct a review and analysis of the non-homogeneous loan portfolio and prepare a written report that, at a minimum, sets forth a recommended, detailed, written, work-out plan and strategy for each loan and/or loan relationship greater than $500,000 (Loan Workout Plan).

24.     Within seventy (70) days, the Board shall approve, and the Association shall implement, the Loan Workout Plan. A copy of the Loan Workout Plan and the Board Resolution approving the Loan Workout Plan shall be provided to the Regional Director within fifteen (15) days of its adoption by the Board.

25.     Within sixty (60) days, the Association shall retain a qualified full-time workout officer, acceptable to the Regional Director, whose sole responsibility shall be to implement and supervise compliance with the Loan Workout Plan (Loan Workout Officer). The Loan Workout Officer shall be independent of the Lending Department of the Association.

26.     Within thirty (30) days after the end of each quarter, beginning with the quarter ending December 31, 2010, the Association shall submit a quarterly written loan workout status report (Quarterly Loan Workout Report) to the Board. The Board’s review of the Quarterly Loan Workout Report shall be documented in the Board meeting minutes.

Restrictions on Lending.

27.     Effective immediately, the Association shall not make, invest in, or purchase any new commercial real estate loans.

Brooklyn Federal Savings Bank
Supervisory Agreement

28.     Effective immediately, the Association shall not, except with the prior written non-objection of the Regional Director, refinance, extend, or otherwise modify, any loans to borrowers whose existing loans or lines are classified or listed as special mention, unless the Association has: (i) developed and implemented a workout plan for that borrower, and (ii) strengthened its position through a reduction in the outstanding loan balance and/or obtained additional collateral.

Management and Directorate Oversight.

29.     Within fifteen (15) days, the Association shall retain an independent third-party, acceptable to the Regional Director, to conduct a review of current Management and Board supervision (Management Study). The Management Study shall be completed within forty-five (45) days after the consultant is retained, and, at a minimum, include an evaluation of the performance of the Association’s current Senior Executive Officers and members of the Board of directors, including an assessment of whether compensation is commensurate with job duties and responsibilities in compliance with 12 C.F.R. § 563 .161 (b).

30.     Within seventy-five (75) days, a copy of the Management Study shall be forwarded to the Board and the Regional Director. The Board’s review of the Management Study shall be documented in the Board meeting minutes.

Growth.

31.     Effective immediately, the Association shall not increase its total average assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written notice of non-objection of the Regional Director.

Brooklyn Federal Savings Bank
Supervisory Agreement

Brokered Deposits.

32.     Effective immediately, the Association shall comply with the requirements of 12 C.F.R. § 337.6(b).

Directorate and Management Changes.

33.     Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers5 set forth in 12 C.F.R. Part 563, Subpart H.

Golden Parachute and Indemnification Payments.

34.     Effective immediately, the Association shall not make any golden parachute payment6 or prohibited indemnification payment7 unless, with respect to each such payment, the Association has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.

Employment Contracts and Compensation Arrangements.

35.     Effective immediately, the Association shall not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the Regional Director with not less than sixty (60) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 – Appendix A.

5 The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

6 The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
7 The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1 (I).

Brooklyn Federal Savings Bank
Supervisory Agreement

Dividends and Other Capital Distributions.

36.     Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director in accordance with applicable regulations and regulatory guidance. The Association’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed declaration, dividend payment or distribution of capital.

Transactions with Affiliates.

37.     Effective immediately, the Association shall not engage in any transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 C.F.R. § 563.41(c)(4), which shall include the information set forth in 12 C.F.R. § 563.41(c)(3). The Board shall ensure that any transaction with an affiliate for which notice is submitted pursuant to this Paragraph, complies with the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.

Effective Date.

38.     This Agreement is effective on the Effective Date as shown on the first page.

Duration.

39.     This Agreement shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.

Brooklyn Federal Savings Bank
Supervisory Agreement

Time Calculations.

40.     Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted.

Submissions and Notices.

41.     All submissions to the OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.

42.     Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Agreement shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

(a)	To:	OTS
Michael E. Finn, Regional Director
Office of Thrift Supervision
Harborside Financial Center Plaza Five
Suite 1600
Jersey City, New Jersey 07311

(b)	To:	Brooklyn Federal Savings Bank
Richard A. Kielty, President and Chief Executive Officer
81 Court Street
Brooklyn, New York 11201

No Violations Authorized.

43.     Nothing in this Agreement shall be construed as allowing the Association, its Board, officers or employees to violate any law, rule, or regulation.

OTS Authority Not Affected.

44.     Nothing in this Agreement shall inhibit, estop, bar or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.

Brooklyn Federal Savings Bank
Supervisory Agreement

Other Governmental Actions Not Affected.

45.     The Association acknowledges and agrees that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 44 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.

Miscellaneous.

46.     The laws of the United States of America shall govern the construction and validity of this Agreement.

47.     If any provision of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.

48.     All references to the OTS in this Agreement shall also mean any of the OTS’s predecessors, successors, and assigns.

49.     The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

50.     The terms of this Agreement represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.

Brooklyn Federal Savings Bank
Supervisory Agreement

Enforceability of Agreement.

51.     This Agreement is a “written agreement” entered into with an agency within the meaning and for the purposes of 12 U.S.C. § 1818.

Signature of Directors/Board Resolution.

52.     Each Director signing this Agreement attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance and execution of the Agreement. This Agreement may be executed in counterparts by the directors after approval of execution of the Agreement at a duly called board meeting. A copy of the Board Resolution authorizing execution of this Agreement shall be delivered to the OTS, along with the executed original(s) of this Agreement.

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Brooklyn Federal Savings Bank
Supervisory Agreement

          WHEREFORE, the OTS, acting by and through its Regional Director, and the Board of the Association, hereby execute this Agreement.

BROOKLYN FEDERAL SAVINGS BANK		OFFICE OF THRIFT SUPERVISION
Brooklyn, New York

By:	/s/ Angelo J. Di Lorenzo	By:	/s/ Michael E. Finn
	Angelo J. Di Lorenzo, Director		Michael E. Finn
Regional Director, Northeast Region

By:	/s/ Richard A. Kielty
Richard A. Kielty, Director

By:	/s/ John C. Gallin
John C. Gallin, Director

By:	/s/ John A. Loconsolo
John A. Loconsolo, Director

By:	/s/ Daniel O. Reich
Daniel O. Reich, Director

By:	/s/ Arthur R. Williams
Arthur R. Williams, Director

Brooklyn Federal Savings Bank
Supervisory Agreement